   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1998

                             Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                     NBH, INC. and BERKSHIRE HATHAWAY INC.
(Exact name of Registrants as specified in their charters: See Explanatory Note following this facing page)
                              ____________________


               Delaware                                     04-2254452
       (STATE OR OTHER JURISDICTION                      (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

                               1440 Kiewit Plaza
                             OMAHA, NEBRASKA  68131
                                 (402) 346-1400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                              ____________________

                                MARC D. HAMBURG
                            BERKSHIRE HATHAWAY INC.
                               1440 KIEWIT PLAZA
                             OMAHA, NEBRASKA  68131
                                 (402) 346-1400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ______________________
                                    COPY TO:

                                 Mary Ann Lyman
                           MUNGER, TOLLES & OLSON LLP
                             355 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA  90071
                                 (213) 683-9100

                            ______________________
  Approximate date of commencement of the proposed sale to public: From time to time after this Registration Statement becomes effective.

  IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING.   [ ]

  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
Title of Shares                                           Proposed Maximum          Proposed Maximum             Amount of
TO BE REGISTERED                     Amount to be          OFFERING PRICE              AGGREGATE               REGISTRATION
                                    REGISTERED(1)            PER UNIT(2)           OFFERING PRICE(2)              FEE(2)
------------------------------------------------------------------------------------------------------------------------------
CLASS B COMMON STOCK, PAR VALUE
 $.1667 per share                196,335 SHARES                $2,033              $399,149,055                    $0
==============================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Employee Savings and Stock Ownership Plan of General Re Corporation and its Domestic Subsidiaries (the "Plan") described herein.

(2) Pursuant to Rule 457(b) under the Securities Act, no registration fee is required to be paid in connection with this filing, as a registration fee with respect to the shares registered hereby was previously paid on July 17, 1998, in connection with the filing by Berkshire and General Re Corporation of preliminary proxy materials for the transaction pursuant to which this Registration Statement is filed, which was greater than the registration fee which would otherwise be payable for such shares hereunder. The offering price has been calculated, pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for a share of Class B Common Stock of Berkshire Hathaway Inc. on the New York Stock Exchange Composite Tape on December 11, 1998.

                              ____________________

 The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                Explanatory Note
                                ----------------

THIS REGISTRATION STATEMENT ON FORM S-3 (the "REGISTRATION STATEMENT") IS FILED BY BOTH NBH, INC. AND BERKSHIRE HATHAWAY INC., AS REGISTRANTS, IN ORDER TO TAKE INTO ACCOUNT THE EFFECT OF A POSSIBLE BUSINESS COMBINATION PURSUANT TO AN AGREEMENT AND PLAN OF MERGERS DATED JUNE 19, 1998 BETWEEN BERKSHIRE HATHAWAY INC. AND GENERAL RE CORPORATION (THE "GENERAL RE MERGER AGREEMENT"). THE GENERAL RE MERGER AGREEMENT CONTEMPLATES THAT BERKSHIRE HATHAWAY INC. AND GENERAL RE WILL EACH BECOME A WHOLLY OWNED SUBSIDIARY OF NBH, INC., A NEW HOLDING COMPANY. AS A RESULT, EACH OUTSTANDING SHARE OF BERKSHIRE HATHAWAY INC., INCLUDING THOSE REGISTERED UNDER THIS REGISTRATION STATEMENT, WILL BECOME ONE IDENTICAL OUTSTANDING SHARE OF NBH, INC. NBH, INC. WILL THEN TAKE THE NAME "BERKSHIRE HATHAWAY INC." AND WILL BE THE SUCCESSOR REGISTRANT OF THE SHARES REGISTERED HEREBY. HOWEVER, THE GENERAL RE MERGER AGREEMENT ALSO PROVIDES THAT, UNDER CERTAIN CONDITIONS, THE BUSINESS COMBINATION MAY BE RESTRUCTURED (THE "ALTERNATIVE TRANSACTION"). IN THE ALTERNATIVE TRANSACTION, GENERAL RE WILL MERGE WITH, AND BECOME, A WHOLLY OWNED SUBSIDIARY OF A SUBSIDIARY OF BERKSHIRE HATHAWAY INC. ITSELF, RATHER THAN OF NBH, INC., AND BERKSHIRE HATHAWAY INC. ITSELF WILL NOT BECOME A SUBSIDIARY OF NBH, INC., BUT WILL REMAIN THE ULTIMATE PARENT COMPANY. IN THAT EVENT, BERKSHIRE HATHAWAY INC. WILL REMAIN THE REGISTRANT OF THE SHARES REGISTERED HEREBY. THEREFORE, IN ORDER TO ACCOUNT FOR EITHER POSSIBLE EVENT, THIS REGISTRATION STATEMENT CONSTITUTES THE REGISTRATION STATEMENT OF NBH, INC. AND BERKSHIRE HATHAWAY INC.

PROSPECTUS


                            BERKSHIRE HATHAWAY INC.


           196,335 SHARES OF CLASS B COMMON STOCK ($.1667 PAR VALUE)


This Prospectus relates to the offer and sale of up to 196,335 shares (the "Shares") of Class B Common Stock, par value $.1667 per share ("Class B Common Stock") of Berkshire Hathaway Inc. (the "Company") pursuant to the Employee Savings and Stock Ownership Plan of General Re Corporation and its Domestic Subsidiaries (the "Plan") following the closing of the Company's transaction with General Re Corporation ("General Re"), which is described herein under "Berkshire Hathaway Inc." and "Certain Information About the Plan." The New York Stock Exchange lists the Class B Common Stock, which trades under the symbol "BRK.B".



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this Prospectus is               , 1998.

                            BERKSHIRE HATHAWAY INC.

The Company and its subsidiaries are engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted nationwide on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO Corporation, the seventh largest auto insurer in the United States.

Investment portfolios of insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies, including American Express Company, The Coca-Cola Company, Federal Home Loan Mortgage Corporation, The Gillette Company, The Washington Post Company, and Wells Fargo & Company. Much information about these publicly owned companies is available, including information released from time to time by the companies themselves.

Additionally, the Company publishes the Buffalo News, a daily and Sunday newspaper in upstate New York. Other significant business activities conducted by non-insurance subsidiaries include the manufacture and marketing of home cleaning systems and related accessories (sold principally under the Kirby name), manufacture and sale of boxed chocolates and other confectionery products (See's Candies), retailing of home furnishings (Nebraska Furniture Mart, R.C. Willey Home Furnishings and Star Furniture Company), manufacture, import and distribution of footwear (H.H. Brown Shoe Company, Lowell Shoe, Inc. and Dexter Shoe Company), retailing of fine jewelry (Borsheim's and Helzberg's Diamond Shops), providing training to operators of aircraft and ships throughout the world (FlightSafety International), licensing and servicing a system of approximately 5,800 Dairy Queen Stores (Dairy Queen) and selling fractional ownership interests in aircraft (Executive Jet, Inc.). The Company also owns a number of other businesses engaged in a variety of activities.

Operating decisions for the various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for the Company and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of the Company's Board of Directors.

The Company has entered into an Agreement and Plan of Mergers dated June 19, 1998 with General Re Corporation, one of the world's largest reinsurance companies. Information regarding this transaction is provided in a joint proxy statement/prospectus filed by the Company with the Securities and Exchange Commission. See "Available Information."

The Company's executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number at that location is (402) 346-1400.


                       CERTAIN INFORMATION ABOUT THE PLAN

THIS PROSPECTUS DESCRIBES ONLY THE HIGHLIGHTS OF THE EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN. FULL DETAILS ARE CONTAINED IN THE OFFICIAL PLAN DOCUMENTS, WHICH ARE AVAILABLE FOR EXAMINATION AT THE OFFICE OF THE PLAN ADMINISTRATOR. IN CASE OF A CONFLICT BETWEEN THIS PROSPECTUS AND A PLAN DOCUMENT, THE PLAN DOCUMENT WILL ALWAYS GOVERN. GENERAL RE RESERVES THE RIGHT TO MODIFY, DISCONTINUE OR TERMINATE ANY BENEFIT OR PLAN AND TO IMPLEMENT ANY CHANGES AT ANY TIME AND FOR ANY REASON AT ITS SOLE DISCRETION. THIS PROSPECTUS AND THE BENEFITS IT DESCRIBES ARE NOT A CONTRACT OF EMPLOYMENT BETWEEN GENERAL RE AND ANY EMPLOYEE AND EITHER GENERAL RE OR YOU CAN TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CONSENT. YOU SHOULD NOT CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, TAX OR LEGAL ADVICE.
ALL TERMS USED AS DEFINED TERMS THAT ARE NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.


HISTORY OF THE PLAN

The Employee Savings and Stock Ownership plan of General Re Corporation and its Domestic Subsidiaries (the "Employee Savings and Stock Ownership Plan" or the "Plan") was adopted by the Board of Directors of General Reinsurance Corporation, a Delaware corporation, and approved by its stockholders in 1969, and became effective as of July 1, 1969. The obligations under the Plan were assumed, as of July 1, 1984, by General Re Corporation, the parent company of
General Reinsurance Corporation.   The Plan was amended and restated in its
entirety as of that date to allow salary reduction contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan has been amended from time to time since then:

 . As of July 1, 1989, among other things, to add a non-contributory employee stock ownership plan ("ESOP") as defined under section 4975(e)(7) of the Code.

 . As of January 1, 1998, the Plan was amended and restated to comply with changes in applicable tax and pension laws.

 . As of November 11, 1998, to be effective as of the effective date of General
  Re's transaction with the Company, to provide for the substitution of General Re stock under the Plan and Trust with Class B Common Stock and to provide for certain Plan governance changes.

Applications are periodically made to the Internal Revenue Service for determination that the Plan, as amended, continues to be qualified under Sections 401(a) and 401(k) of the Code. A favorable determination letter with respect to the Plan was issued by the Internal Revenue Service, dated April 28, 1995.

The Plan is a "defined contribution plan" described in Section 3(34) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), and is subject to the reporting and disclosure, participation, vesting, and fiduciary responsibility provisions of ERISA. The Plan is not subject to the funding provisions contained in Title I of ERISA or the pension guaranty insurance provisions of Title IV thereof.

FEDERAL TAX CONSEQUENCES UNDER THE PLAN -- IN GENERAL

The Company intends for the Plan to be, and believes it is qualified under
Section 401(a) and meets the requirements of Section 401(k) of the Code. So long as the Plan remains qualified, a participant (or their designated beneficiary or legal representative) will not be subject to federal income taxes on pre-tax contributions or on dividends, General Re matching contributions, supplemental ESOP shares, interest or profits from the sale of securities received by the Trustees and credited to a participant's account, until the account is actually distributed to the participant (or their designated beneficiary or legal representative). In addition, pre-tax contributions are not included in the gross income of the participant for federal income tax purposes.

The principal Federal income tax consequences of various features of the Plan are discussed in more detail throughout this Prospectus. You should bear in mind, however, that your federal tax consequences may be affected by changes in Federal law or by your particular individual situation. In addition, you may be affected by differences in individual state and local tax laws, by estate tax consequences or by special rules that would apply if you have been a resident or citizen of a foreign country while a participant in the Plan. You should therefore consult your own tax advisor on any specific questions regarding the tax consequences of your participation in the Plan.

DESCRIPTION OF MATERIAL TERMS OF THE PLAN

The following description includes summaries of certain provisions of the Plan, as amended to date. These statements do not purport to be complete and are qualified in their entirety by reference to the provisions of the Plan. Copies of the Plan and information as to whether a particular employer participates in the Plan and the address of any such employer may be obtained by any employee upon written request to General Re Corporation, Financial Center, P.O. Box 10351, Stamford, CT 06904-2351, Attention: Ms. Carol Anne West, Human Resources Benefits Department, (203) 328-5000. General Re may impose reasonable photocopying charges for copies of the Plan and other Plan related documents.

PLAN HIGHLIGHTS

The Employee Savings and Stock Ownership Plan is an important part of your program of compensation and benefits. It is designed to encourage and assist you in saving for the future and meeting your financial needs after you retire, and in limited circumstances, may also provide assistance during your career. Contributions that you make to the Plan are referred to in this Prospectus as "your savings". The key provisions of your Employee Savings and Stock Ownership Plan and how it can help achieve future financial security for you and your family are described in this section.

The Plan provides you with:

 . a convenient way to save up to 16% of your base salary for future financial security

 . a General Re match -- one dollar for every dollar you save, up to 6% of base salary

 . an ESOP feature that invests the General Re match in Class B Common Stock
  ("ESOP shares")

 . supplemental ESOP awards -- additional ESOP shares for your account

 . valuable investment opportunities for your savings through the Plan's investment funds -- currently 25 different funds

 . the opportunity to reduce your income taxes for the current year through the Plan's pre-tax savings option

 . access to money in your account to help you meet periodic financial needs through certain types of loans and withdrawals

 . the potential for favorable tax treatment when your Plan account is paid to you in the future.

All of these features work together to encourage you to save for your long-term financial goals -- with substantial assistance from General Re and significant tax incentives for you.

KEY PLAN PROVISIONS

ELIGIBILITY

ELECTIVE CONTRIBUTIONS AND EMPLOYEE MATCHING CONTRIBUTION
---------------------------------------------------------

As a U.S. based employee of General Re or a participating subsidiary, you are eligible to participate in the Employee Savings and Stock Ownership Plan for the purpose of making elective savings contributions to the Plan on the first day of the calendar quarter (January 1, April 1, July 1 or October 1) after you have completed one year of service consisting of at least 1,000 hours.

SUPPLEMENTAL ESOP SHARES
------------------------

All U.S. based full-time employees of General Re or a participating subsidiary, as well as part-time employees with at least 1,000 hours of service in the prior year, will be eligible for supplemental ESOP shares. You must be employed by General Re on the date the supplemental ESOP share award is effective in order to participate in the award.

ENROLLMENT

In order for you to make contributions to the Plan (and to have the opportunity to receive corresponding employer matching contributions), you must complete an enrollment form on which you:

 . indicate the percentage of your salary that you wish to save as pre-tax savings and/or after-tax savings

 . authorize General Re to make payroll deductions for your savings

 . make your investment choices from the Plan's 25 investment options

In addition, you will need to complete a beneficiary designation form in order to designate a beneficiary to receive the proceeds of your account in the event of your death. (If you are married, you will need your spouse's written, notarized consent to designate a beneficiary other than your spouse.)

Completed forms should be submitted to the General Re Benefits Department.

You will be automatically enrolled to receive supplemental ESOP shares if you satisfy the eligibility requirements.

COST
Individual investment funds may impose fees for purchase and/or redemption of investment fund shares and various transfer taxes. In addition, there are management costs associated with each fund. See the individual fund prospectuses for details. You may request a Prospectus by calling Fidelity at 1-800-354-9736.

General Re currently pays certain other costs associated with administering the Plan, including record keeping, trustee services and other administrative expenses.

Fees for withdrawals and loans will be charged to the Participant's account.

YOUR SAVINGS

You can choose how much you want to save and the type of savings you want to make. You may save any whole percentage of your base salary that you choose -- from 1% up to 16% of your base salary -- which may be contributed to the Plan on a pre-tax basis, an after-tax basis, or a combination of both (subject to certain limitations imposed by the IRS). Base salary for these purposes includes your regular wages paid by your employer for services performed. It does not include overtime, bonuses, commissions, fees, pension or severance pay, nor any other type of extraordinary compensation nor does it include the value of your General Re matching or supplemental ESOP contributions to this Plan or contributions to any other deferred compensation or employee benefit plan or program sponsored by an employer who participates in the Plan. Contributions made by General Re under the Plan and earnings on all contributions (even after-tax contributions) are not taxable until you withdraw them from the Plan or they are otherwise distributed to you. Your contributions will be invested, according to your investment election, in one of the 25 available funds following the deduction from your base salary.

GENERAL RE MATCH
----------------

General Re will match 100% of your contributions up to 6% of your base salary. The General Re match will be invested in Class B Common Stock (ESOP Shares) through the Plan's ESOP feature. General Re matching ESOP shares and dividends and appreciation thereon accumulate and grow tax-free until your account is distributed to you.

Although the General Re match does not apply to the amount you save above 6% of your base salary, your additional savings can provide the opportunity for extra investment growth, as well as the benefits of tax deferral on investment earnings. Your additional savings can also provide further tax deferral if you choose to make them as pre-tax savings.

PRE-1990 GENERAL RE MATCHING CONTRIBUTIONS
------------------------------------------

Employees who participated in the Plan prior to 1990 received General Re matching contributions that continue to be held in these participants' accounts and may be in a form other than ESOP shares.

SUPPLEMENTAL ESOP SHARES
------------------------

In addition to the General Re match, the Plan Committee may, in its discretion, award supplemental ESOP shares, usually in January. The number of shares awarded will depend on the "value" of the ESOP shares and will accumulate tax-free in your ESOP account until distributed from the Plan. You must be employed by General Re on the date the supplemental ESOP share award is effective in order to participate in the award.

PRE-TAX SAVINGS
---------------

Pre-Tax savings are deducted from your salary before federal and (in most cases) state and local taxes are applied, although Social Security (FICA) taxes will be imposed on pre-tax savings. By saving with pre-tax dollars, you reduce your taxable income and, therefore, reduce your current year's tax bill. The government allows this reduction in taxable income to encourage employees to save for retirement. For this reason, withdrawal privileges for pre-tax savings are restricted by law and withdrawals prior to age 59 1/2 may be subject to tax penalties.

Pre-tax savings under this Plan reduce your taxable income -- that is, they are not included on your W-2 earnings statement. However, they are included in determining your Social Security taxes and benefits.

Also, saving with pre-tax dollars has no effect on your other pay-related General Re benefits -- such as life insurance, disability coverage and retirement income. These benefits provide financial protection and security based on your full regular earnings.

EXAMPLE OF PRE-TAX SAVINGS
--------------------------

As the following example shows, saving with pre-tax dollars makes it possible for you to put aside money for your future and get an immediate and valuable tax benefit at the same time.

Assume you earn $25,000 a year and elect to save 6% of your earnings. Also assume you are married, claim two exemptions on your tax return, and file jointly. For purposes of simplicity, the example also assumes that you have no other income or deductions. Here's how your pre-tax savings would affect your taxes and your take-home pay.

                                     WITH NO PRE-TAX SAVINGS           With Pre-Tax Savings
-------------------------------------------------------------------------------------------------

Base Salary                                              $25,000                          $25,000
-------------------------------------------------------------------------------------------------
Pre-Tax Savings (6%)                                         -0-                          -$1,500
-------------------------------------------------------------------------------------------------
Adjusted Gross Income                                    $25,000                          $23,500
-------------------------------------------------------------------------------------------------
Estimated Taxes*                                         -$3,788                          -$3,563
-------------------------------------------------------------------------------------------------
After-Tax Savings (6%)                                   -$1,500                              -0-
-------------------------------------------------------------------------------------------------
Take-Home Pay                                             $19,712                         $19,937
-------------------------------------------------------------------------------------------------

*  1998 Federal and FICA taxes

                   Current Cost of $1,500 of Savings = $1,275
                         Tax-deferred Advantage = $225

Because of the tax deferral, your current cost would be $1,275 of pay (i.e., your take-home pay would decrease by only $1,275 for $1,500 worth of savings). Your current taxes would be $225 less under this pre-tax saving method. Of course, the amount deferred on a pre-tax basis would be taxable income to you when distributed from the Plan -- at the tax rates in effect at that time.

When you add the General Re match of $1,500 (100% of $1,500) to the amount you save, it currently costs you $1,275 for $3,000 worth of savings.

AFTER-TAX SAVINGS
-----------------

After-tax savings are deducted from your salary after income taxes are withheld and do not provide the advantages of tax deferral that are available through pre-tax savings. However, after-tax savings do provide the benefit of tax deferral on investment earnings.

Withdrawals of your after-tax savings are not subject to government restrictions, but a portion of each withdrawal attributable to the earnings on your post-1986 after-tax contributions will be taxable, based on the relationship of your after-tax contributions to their investment earnings (which have not been taxed previously).

COMPARISON OF AFTER-TAX AND PRE-TAX SAVINGS
-------------------------------------------

Now assume you earn $45,000 a year and save 6% of your salary in the Plan. Assume also that you are married, file a joint tax return, and claim two exemptions. Again, for purposes of simplicity, the example assumes you have no other income or deductions.

The following example shows the different federal tax treatments that apply and the impact on your take-home pay when you save on an after-tax basis or when you contribute the same amount to the Plan using pre-tax savings.

As you can see, your current gross income is reduced from $45,000 to $42,300 through pre-tax savings. The deferred federal income taxes mean increased current take-home pay -- in this case, an added $405 a year -- or a way to increase your contributions to the Plan, as compared to savings of the same amount on an after-tax basis.



                                        AFTER TAX SAVINGS                 Pre-Tax Savings
-------------------------------------------------------------------------------------------------
Base Salary                                  $45,000                          $45,000
-------------------------------------------------------------------------------------------------
Pre-Tax Savings (6%)                             -0-                          -$2,700
-------------------------------------------------------------------------------------------------
Adjusted Gross Income                        $45,000                          $42,300
-------------------------------------------------------------------------------------------------
Estimated Taxes*                             -$8,318                          -$7,913
-------------------------------------------------------------------------------------------------
After-Tax Savings (6%)                        $2,700                              -0-
-------------------------------------------------------------------------------------------------
Take-Home Pay                                $33,982                          $34,387
-------------------------------------------------------------------------------------------------

                Difference = $405

* 1998 Federal and FICA taxes

COMBINATION SAVINGS
-------------------

You may save under the Plan through a combination of pre-tax or after-tax savings in 1% increments up to 16% of your base salary (subject to certain IRS limitations). You earn the General Re match on both pre-tax and after-tax savings, up to the first 6% of your base salary you contribute.

ROLLOVERS FROM OTHER QUALIFIED PLANS
------------------------------------

You may rollover distributions from another qualified plan into the Plan, provided the distribution is an "eligible rollover distribution" and it is either directly transferred to the Plan from the other qualified plan or you contribute it to the Plan within 60 days after you receive it. If you do a proper rollover, you may defer paying Federal income taxes on the distribution. A qualified plan is one that, by meeting certain Internal Revenue Code requirements, is subject to special tax rules. Generally, qualified plans include:

  o  pension plans, money purchase plans, employee stock ownership plans, etc.

  o  employees' savings plans (or 401(k) plans)

  o  Keogh plans - special retirement plans, and

  o certain IRAs if the account is attributable to a rollover from a qualified plan.

An "eligible rollover distribution" is one which is paid out over a term of less than 10 years, and which would be taxable to you if you did not roll it over.

You may make a rollover contribution prior to your satisfying the Plan's eligibility requirements. However, you must meet the Plan's eligibility requirements before you can start contributions to the Plan through payroll deductions, even if you have made a rollover contribution to the Plan.

MAKE-UP SAVINGS
---------------

In addition to pre-tax and after-tax savings that you can make through regular payroll deductions, the Plan also enables you to make voluntary additional after-tax savings to your Plan account. Each month, you have the opportunity to "make-up" for certain past savings amounts that you were eligible to make through payroll deduction but did not. Subject to overall limitations required by federal tax law, you can make-up any amount you wish, up to the maximum make-up amount. For example, if you had been saving 10% of your salary since you joined the Plan, you can make voluntary additional make-up savings equal to another 6% of your salary (or less, if you choose) for all the time you were eligible to participate in the Plan, provided this election does not exceed the legal limitations. These additional savings will not be matched by General Re and cannot be made through payroll deductions. The General Re Benefits Department can advise you as to the extent to which make-up savings are available to you and the procedure for making make-up savings contributions to the Plan.

By putting extra money in your Plan account through the make-up provision, you can:

  o  increase your savings

  o defer paying taxes on all investment earnings while they remain in the Plan.


TOP-HEAVY PROVISION
-------------------

If in any year the Plan is considered to be a "top heavy" plan, which means that more than 60% of Plan assets are in the accounts of certain "key employees," General Re may be required under the Code to make additional contributions to the accounts of non-key employees. You will be notified if the Plan becomes top heavy and you are affected. Technically, the Code also requires that certain minimum vesting schedules take effect when a plan is top-heavy, but because these schedules are no more favorable than the Plan's current vesting schedules, if the Plan becomes top-heavy it should not affect your vesting.

PLAN ADMINISTRATION

The Plan is administered by General Re, the Plan Administrator, which acts through a committee appointed by the Board of Directors of General Re and has the specific duties and obligations provided for in the Plan, including, among other things, the responsibility for the day to day administration of the Plan, and for such things as maintaining or directing others to maintain accounts, establishing the requirements of loans, administering and managing any Plan assets under its control, directing the trustees, interpreting Plan provisions, establishing rules and regulations for Plan administration, and which has the sole authority for interpreting and construing provisions of the Plan and deciding questions that may arise in connection with the Plan, including, but not limited to, initial determinations concerning benefit eligibility.

NON-ASSIGNMENT OF BENEFITS

Benefits from the Plan cannot be assigned to anyone else or used to pay debts or obligations before the time of distribution. However, the Plan will recognize a Qualified Domestic Relations Order ("QDRO") requiring payment of part or all of a participant's vested Plan account to meet marital, alimony or child support obligations. A QDRO is a court order that meets certain conditions specified by law. If the Plan is served with any court order relating to your benefits under the Plan, you will be notified and given additional information about the procedures to be followed.

PLAN TERMINATION

General Re intends to continue the Employee Savings and Stock Ownership Plan indefinitely. However, General Re reserves the right to amend or terminate the Plan at any time.

If the Plan is amended, your vested interest in your accounts cannot be decreased.

If the Plan is terminated, you will remain fully vested in your Savings, Salary Deferral and Rollover Accounts. You will become fully vested in your Matching Contributions Account (which represents pre-1990 General Re matching contributions) and your ESOP allocations (which represents post-1990 matching contributions and supplemental ESOP contributions). Upon termination, General Re may, in its discretion, do one of the following:

1. Continue the Plan until all funds have been paid out to Plan participants and beneficiaries, except that no further Employees will become participants and there will be no further plan contributions;

2. Pay out the balance remaining in the accounts to Plan participants and beneficiaries after first paying any Plan expenses and making proportional adjustments to each account to reflect any gains, losses and reallocations to the date of termination; or

3. Transfer the assets of the Plan to another employee benefit plan or plans maintained by General Re.

INVESTMENT OPPORTUNITIES

You can direct your elective pre-tax and after-tax savings and any rollover contribution savings and pre-1990 General Re matching contributions into any or all of the Plan's investment options. You may make separate investment choices for your pre-tax savings, your after-tax savings, rollover contributions and pre-1990 General Re matching contributions. The post-1990 General Re match will be automatically invested in ESOP shares.

The Plan offers you the flexibility to choose funds that best meet your personal financial planning needs, from conservative funds to aggressive growth funds offering potentially higher returns for those willing to accept added investment risk. The chart that follows describes the various generic fund categories.

                            INVESTMENT OPPORTUNITIES

--------------------------------------------------------------------------------------------------
INVESTMENT OPTION       INVESTMENT OBJECTIVES      PRIMARY FUND INVESTMENT         RISK LEVEL
--------------------------------------------------------------------------------------------------
Money Market Funds      Market rate of current     Money Market interests          Low
                        interest with no
                        principal fluctuation

--------------------------------------------------------------------------------------------------

Managed Income
 Portfolio              Competitive level of       Short and long term             Low
                        income with                investment contracts
                        preservation of capital

--------------------------------------------------------------------------------------------------

Income Funds            Current income from        Bonds                           Moderate
                        fixed rate securities
                        that may offer
                        potential for capital
                        appreciation

--------------------------------------------------------------------------------------------------

Growth & Income Funds   Current income and         Common stock, preferred         Moderate to high
                        potential long-term        stock, bonds
                        growth of capital

--------------------------------------------------------------------------------------------------

Growth Funds            Long-term growth of        Common Stock                    High
                        capital

--------------------------------------------------------------------------------------------------

Berkshire Hathaway
 Class B                Long-term growth of        Berkshire Class B Common        High
Unitized Stock Fund    capital                    Stock

--------------------------------------------------------------------------------------------------

Your contributions are transferred to Fidelity Management Trust Company, the trustee of the non-ESOP portion of the Plan, and invested in the mutual and other funds as directed by you. Plan assets are managed by Fidelity Management Trust Company and State Street Bank and Trust Company, trustee of the ESOP portion of the Plan ("State Street Bank" and, collectively with Fidelity Management Trust Company, the "Trustees"), the Plan Administrator or other persons appointed by General Re under the Plan. Plan assets invested in funds directed by you and managed by Fidelity Investments are managed pursuant to the objectives and goals of the particular fund as described herein and in each fund's prospectus. To the extent Plan assets are attributable to the ESOP portion of the Plan and are managed by State Street Bank, the Plan Administrator (or other person appointed by General Re under the Plan), they are managed consistent with Plan objectives and a funding policy for the Plan established by the Plan Administrator and are invested in ESOP shares. Neither the Trustees, General Re, nor any officer or employee thereof is empowered to advise you as to the manner in which any contributions should be invested.

Neither General Re nor the Company guarantees that the current market value of Class B Common Stock or any other investment will be equal to the purchase price thereof or that the total amount withdrawn or distributed in any case will be equal to or greater than the amount of your contributions, nor is there any assurance that the investment options described above will achieve their stated investment objectives. Each participant assumes all risks in connection with any decrease in the market price of any common stock or other investments held on his behalf in accordance with the provisions of the Plan.

The Plan is intended to be a plan described in Section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1, to the extent that you make an election as to the investment of your savings under the Plan. This means that fiduciaries of the Plan, such as the Plan Administrator, may be relieved of liability for any losses which are a direct and necessary result of investment instructions given by you or, in the event of your death, your beneficiary.

A separate prospectus is available with respect to each investment option which is a mutual fund registered under the Investment Company Act of 1940. Be sure to read each prospectus carefully before you invest.

Fidelity will provide, upon request and to the extent available, the following information:

  o the annual operating expenses, such as investment management fees, administrative fees and transactional costs, which reduce the net asset value of any fund;

  o copies of prospectuses, financial statements and reports and other information which relates to the investment funds;

  o past and current investment performance information on each of the investment funds, net of expenses.

Fidelity can be contacted by telephone at 1-800-354-9736.

The following are summary descriptions of the specific investment options for your future contributions and pre-1990 General Re contributions.

THE INFORMATION CONTAINED IN THESE SUMMARIES IS ONLY A BRIEF SYNOPSIS OF THE VARIOUS INVESTMENT ALTERNATIVES. READ EACH PROSPECTUS CAREFULLY PRIOR TO INVESTING. IF THERE IS ANY DISCREPANCY BETWEEN ANY INVESTMENT INFORMATION CONTAINED HEREIN AND ANY SUCH PROSPECTUS, THE PROSPECTUS WILL CONTROL.

o Fidelity Retirement Government Money Market Portfolio -- Fidelity Retirement Government Money Market Portfolio is a money market fund which seeks as high a level of current income as is consistent with the preservation of capital and liquidity. It invests only in obligations issued or guaranteed as to principal and interest by the U.S. government, its agencies or instrumentalities. The Portfolio's yield will fluctuate. An investment in a money market fund is not insured or guaranteed by the FDIC or any other government agency. Although money market funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in these funds.

o Fidelity Money Market Portfolio -- Fidelity Retirement Money Market Portfolio is a money market fund, which seeks as high a level of current income as is consistent with the preservation of capital and liquidity. It invests in high quality, short-term money market securities of U.S. and foreign issuers. An investment in a money market fund is not insured or guaranteed by the FDIC or any other government agency. Although money market funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in these funds. The Portfolio's yield will fluctuate.

o Managed Income Portfolio -- Managed Income Portfolio is a stable value fund (not a mutual fund) and is a commingled pool of the Fidelity Group Trust for Employee Benefit Plans, managed by Fidelity Management Trust Company (FMTC). It seeks to provide a competitive level of income over time while preserving the value of your investment. It tries to maintain a $1.00 unit price, but cannot assure it will be able to do so. The Portfolio purchases investment contracts offered by major insurance companies and other approved financial institutions and short-term instruments to provide for liquidity needs. Investment contracts pay interest at a specified rate for the life of the contract, and repay principal when the contract becomes due. Some investment contracts ("synthetic wrappers") are purchased in conjunction with the purchase of fixed income securities or units of bond funds which invest in such securities. The "wrapper" contract enables the security to be valued at its original cost plus interest and is designed to even out the investment return on the fixed income securities and bond funds. All investment contracts and fixed income securities must meet the high credit quality standards of the Portfolio's manager. Although individual investment contracts are backed by the issuer, units of this investment are not backed by FMTC, the plan sponsor, or insured by the FDIC. Yield will fluctuate.

o Fidelity Intermediate Bond Fund --Fidelity Intermediate Bond Fund is an income fund. It seeks high current income by investing in U.S. dollar-denominated investment-grade debt securities under normal conditions. The Fund normally maintains a dollar weighted average maturity of between three to ten years. The benchmark index for the Fund is the Lehman Brothers Intermediate Government/Corporate Bond Index, a market value weighted benchmark of government and investment-grade corporate fixed-rate debt issues with maturities between one and ten years. The Fund Manager manages the fund to have similar overall interest rate risk to the index. The Fund's share price, yield and return will fluctuate.

o Fidelity Investment Grade Bond Fund -- Fidelity Investment Grade Bond Fund is an income fund. It seeks a high rate of current income consistent with reasonable risk. It invests at least 65% of its portfolio in investment-grade fixed-income securities including a broad range of corporate debt securities that are investment grade. Investment grade refers to bonds rated medium to high quality. The Fund also seeks to protect investors' capital as well as take advantage of opportunities to realize capital appreciation, where appropriate. The Fund's share price, yield and return will fluctuate.

o PIMCO Global Bond Fund -- PIMCO Global Bond Fund (Administrative Class) is an income mutual fund that invests globally. It tries to provide high total return that exceeds the aggregate returns of major world bond markets. Normally between 25% and 75% of its assets are invested in foreign bonds with the rest invested in U.S. bonds. Investments in bonds of emerging markets are also allowed but are limited by a 10% maximum allocation to below investment grade securities. Foreign investments, especially those in emerging markets, involve greater risks and may offer greater potential returns than U.S. investments. Share price, yield and return will fluctuate. The Fund is managed by Pacific Investment Management Company and distributed by PIMCO Advisors Distribution Company.

o. PIMCO High Yield Fund -- PIMCO High Yield Fund (Administrative Class) is an income mutual fund. It tries to provide a combination of high current income and capital growth by investing primarily in U.S. dollar-denominated bonds of domestic and foreign issuers rated below investment grade but at least B. PIMCO focuses its investments on the relatively higher quality securities within the "junk bond" ratings. These investments may provide greater potential for higher earnings, but they may also have a higher risk of failure to repay principal or make interest payments. Share price, yield and return will fluctuate. The Fund is managed by Pacific Investment Management Company and distributed by PIMCO Advisors Distribution Company.

o. Fidelity Asset Manager: Income -- Fidelity Asset Manager: Income is an asset allocation fund. It seeks a high level of current income by allocating its assets among and across domestic and foreign (which involve greater risks) stocks, bonds, and short-term and money market instruments. When appropriate, the fund will consider the potential for capital appreciation. The Fund's manager may gradually adjust the amounts invested within any one asset class within defined ranges based on the current outlook of the various markets. The Fund can allocate its assets within the following investment parameters: 10-30% in stocks, 40-60% in bonds, and 10-50% in short-term/money market class. Over the long term, the Fund's allocation will generally aim for a neutral mix of 20% stocks, 50% bonds, and 30% short-term/money market class. Share price, yield and return will fluctuate.

o. Fidelity Asset Manager -- The Fidelity Asset Manager is an asset allocation fund. It seeks high total return with reduced risk over the long term by allocating its assets among domestic and foreign (which involve greater risks) stocks, bonds, and short-term and money market instruments. The Fund may gradually shift its assets among and across these groups, within defined ranges, based on the current outlook of the various markets. The Fund can allocate its assets within the following investment parameters: 30-70% in stock, 20-60% in bond, and 0-50% in short-term/money market asset classes. Over the long term, the Fund's allocation will generally aim for a neutral mix of 50% stocks, 40% bond, and 10% short-term money market asset classes. Share price, yield and return will fluctuate.

o. Fidelity Balanced Fund -- Fidelity Balanced Fund is a growth and income fund. It seeks the highest amount of income possible consistent with the preservation of capital by investing in both domestic and foreign investment grade bonds and other high-yielding securities, including common and preferred stocks. The Fund always invests at least 25% of its assets in higher quality fixed income securities including debt securities and preferred stock. The Fund's share price and return will fluctuate.

o. Founders Balanced Fund -- Founders Balanced Fund is a balanced mutual fund. It tries to provide current income and capital growth by investing in a broad variety of dividend-paying common stocks, both domestic and abroad, U.S. and foreign government obligations and a variety of corporate bonds. The Fund focuses on common stocks with the potential for capital growth as well as increased dividends. The Fund will have at least 25% of its total assets in fixed-income, investment grade securities (bonds). Share price, yield and return will fluctuate. The Fund is managed and distributed by Founders Asset Management, Inc.

o. Fidelity Equity-Income Fund -- Fidelity Equity-Income Fund is a growth and income fund. It seeks reasonable income by investing in income-producing equity securities. In pursuing this objective, the fund will also consider the potential for capital appreciation. The Fund tries to achieve a yield that exceeds the yield on securities composing the S&P 500. The Standard & Poor's 500 Index is a registered trademark of The McGraw-Hill Companies, Inc. and is an unmanaged index of common stock prices, and includes reinvestment of dividends. It invests primarily in income-producing equity securities (common and preferred stocks) but can also invest in bonds and convertible securities. The Fund's share price, yield and return will fluctuate.

o Fidelity Real Estate Investment Portfolio -- The Fidelity Real Estate Investment Portfolio is a growth and income fund. It seeks above-average income and long-term capital growth. Normally, at least 65% of the Portfolio's total assets will be invested in the equity securities of both domestic and foreign companies engaged principally in the real estate industry. The Portfolio seeks a yield that exceeds the composite yield of securities comprising the S&P 500(R). The Standard & Poor's 500 Index is a registered trademark of The McGraw-Hill Companies, Inc. and is an unmanaged index of common stock prices, and includes reinvestment of dividends. Shares held less than 90 days will be subject to a 0.75% short-term trading fee. The portfolio's share price and return will fluctuate.

o MAS Value Portfolio -- MAS Value Portfolio is a value-oriented stock mutual fund that generates growth and income. It tries to provide above-average long-term returns relative to the broad stock market by investing mostly in common stocks of large companies that are considered undervalued or out of favor with other investors and therefore have strong potential for growth in stock price. Investments are spread out across different kinds of companies and industries using a strict buy and sell discipline. Share price and return will fluctuate. This fund is managed by Miller Anderson & Sherrerd, LLP. Performance is calculated using returns from two classes of shares of the MAS Value Portfolio. The Institutional Class shares are used from the Portfolio's inception of 11/5/84 through 7/17/96 (the inception date of the Adviser Class), and Adviser Class shares thereafter. The Adviser Class shares include an additional 0.25% 12b-1 fee used to offset record keeping and extra administrative costs associated with defined contribution plans.

o Spartan(R) U.S. Equity Index Fund -- Spartan(R) U.S. Equity Index Fund is a growth and income fund. It seeks investment results that try to duplicate the composition and total return of the S&P 500(R). The Standard & Poor's 500 Index is a registered trademark of The McGraw-Hill Companies, Inc. and is an unmanaged index of common stock prices, and includes reinvestment of dividends. The fund invests primarily in the 500 companies that make up the S&P 500 and in other securities that are based on the value of the Index. The Fund's manager focuses on duplicating the performance and composition of the Index versus a strategy of selecting attractive stocks. The Fund's share price and return will fluctuate.

o Fidelity Asset Manager: Growth -- Fidelity Asset Manager: Growth is an asset allocation fund. It seeks to maximize total return over the long term by allocating its assets among and across domestic and foreign (which involve greater risks) stocks, bonds, and short-term and money market instruments. The Fund's manager may gradually shift the amount invested in any one asset class, within defined ranges, based on current outlook of the various markets. The Fund may invest anywhere from 50% to 100% in stocks, 0 to 50% in bonds, and 0 to 50% in short-term/money market class. Over the long term, its allocation will generally aim for a neutral mix of 70% stocks, 25% bonds, and 5% short-term/money market class. Share price, yield and return will fluctuate.

o Fidelity Magellan(R) Fund -- Fidelity Magellan(R) Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well-known and lesser known foreign, domestic, and multinational companies with potentially above-average growth potential. In selecting foreign securities the fund favors companies that are large and well-known, although it may choose smaller firms that it believes offer unusual value, even if they involve more risk. The Fund's share price and return will fluctuate.

o Fidelity Small Cap Selector -- Fidelity Small Cap Selector is a growth fund. It seeks capital appreciation by investing primarily in equity securities of companies with small market capitalization. Normally, 65% of the fund's total assets are invested in these securities. Small market capitalization companies are those whose market capitalization is similar to that of the companies in the Russell 2000 at the time of the Fund's investment. The size of the companies in the Russell 2000 changes with market conditions and the composition of the index. Russell 2000 Small Stock Index is comprised of the 2,000 smallest securities in the Russell 3000 Index, representing approximately 7% of the Russell 3000 total market capitalization, and includes reinvestment of dividends. The stocks of small capitalization companies may have more abrupt or erratic price movements than stocks of larger capitalization companies. Shares held less than 90 days will be subject to a 1.50% short-term trading fee. The Fund is formerly known as Fidelity Small Cap Stock Fund. The Fund's share price and return will fluctuate.

o Neuberger & Berman Genesis Trust Fund -- Neuberger & Berman Genesis Trust Fund is a growth mutual fund. It tries to provide capital appreciation by investing primarily in common stocks of small-cap companies (those with market capitalizations of up to $1.5 billion at the time of investment). Market capitalization means the total market value of a company's outstanding stock. The portfolio looks for growth potential by investing in strong companies with solid performance histories and proven management. The portfolio diversifies among many companies and industries to reduce risk. Share price and return will fluctuate. Managed by Neuberger & Berman Management, Inc.

o Fidelity Emerging Markets Fund -- Fidelity Emerging Markets Fund seeks capital appreciation from emerging markets around the world. The Fund emphasizes countries with relatively low gross national product (GNP) per capita compared to the world's major economies, and with the potential for rapid economic growth. Many investments in emerging markets can be considered speculative, and therefore may offer higher potential for gains and losses than the developed markets of the world. Investments in emerging markets can involve significant risks. A short-term trading fee of 1.5% is charged if a shareholder sells shares held less than 90 days. Share price and return will fluctuate.

o Fidelity Overseas Fund -- Fidelity Overseas Fund is an international growth fund. It seeks long-term capital growth primarily through investments in equity securities of issuers whose principal business activities are outside the U.S. Investments may include common stock and securities convertible into common stock, as well as debt instruments. International investments, especially those in emerging markets, involve greater risks and may offer greater potential returns than U.S. investments. The risks include political and economic uncertainties of foreign countries as well as the risk of currency fluctuations. The Fund's share price and return will fluctuate.

o Janus Worldwide Fund -- Janus Worldwide Fund is a growth mutual fund that invests globally. It tries to increase the value of your investment over the long term through capital growth by investing primarily in common stocks of foreign and domestic companies. The Fund has the flexibility to invest on a worldwide basis, in companies and organizations of any size. The Fund normally invests in issuers from at least five different countries, including the U.S.; however, the Fund may at times invest in fewer than five countries or even a single country. Share price and return will fluctuate. The Fund is managed by Janus Capital and distributed by Janus Distributors, Inc.

o Templeton Developing Markets Trust I -- Templeton Developing Markets Trust I is an international growth fund that invests in emerging or developing markets. It tries to increase the value of your investment over the long term through capital growth by investing primarily in common stocks of companies in developing markets. The Fund will focus on those developing market countries in
which it believes the economies are developing strongly.   Foreign investments,
especially those in developing or emerging markets, involve greater risks and may offer greater potential returns than U.S. investments. Share price and return will fluctuate. The Fund is managed by Templeton Asset Management Ltd.- Hong Kong Branch and is distributed by Franklin Templeton Distributors, Inc.

o Fidelity Growth Company Fund -- Fidelity Growth Company Fund is a growth fund. It seeks long-term capital appreciation by investing primarily in common stocks and securities convertible into common stocks. It may invest in companies of any size with above-average growth potential though growth is most often sought in smaller, less well known companies in emerging areas of the economy. The stocks of small companies often involve more risk than those of larger companies. The Fund's share price and return will fluctuate.

o BERKSHIRE HATHAWAY CLASS B UNITIZED STOCK FUND -- This fund seeks substantial long-term growth of capital. It invests in Class B Common Stock and short term securities, the purchase price of which is the market price for such stock on the date of purchase. Dividends, if any, will be automatically reinvested in more Class B Common Stock. As with any stock investment, the value of this fund is determined by the rise or fall in the market value of Class B Common Stock. Unlike other funds in the Plan, this fund is invested in only one company's stock. As an investment in the common stock of a single company, the fund is unmanaged and nondiversified. The principal of the fund is not guaranteed and would normally fluctuate more than that of a diversified fund. You should note that this fund is a unitized stock fund and, therefore, a number of units are allocated to your account which reflect your investment in the fund's holdings in Class B Common Stock and short term securities. You have the right to direct the Trustee on how to vote the number of shares of Class B Common Stock representing the value of the units in the fund allocated to your Plan account on all proposals to the annual meetings of the Company's shareholders. You will receive the proxy materials and all information that is sent to other stockholders on which you will indicate, to the Trustee, how to vote such number of shares of Class B Common Stock. If you do not give the Trustee instructions, shares representing your investment in Class B Common Stock will not be voted. Likewise, in the event of a tender offer, you may direct the Trustee in writing to sell, exchange, or transfer shares representing your interest in the Berkshire Hathaway Class B Unitized Stock Fund. If you fail to direct the Trustee or if you do not give valid or timely direction to the Trustee to sell, exchange or transfer Class B Common Stock held on your behalf, the Trustee will determine whether or not to tender shares held in your account consistent with its fiduciary responsibilities under ERISA. Your tendering instructions will be held confidential by the Trustee and shall not be divulged to General Re, the Company or any other person, except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such person in the ordinary course of the Trustee's performance of its duties as trustee of the Plan. Fidelity Management Trust Company, which is located at 82 Devonshire Street, Mail stop M3F, Boston, MA 02109, and whose telephone number is (508)787-9184, is the trustee responsible to voting your shares of Class B Common Stock and for holding those decisions confidential.

The following charts show the three-year performance of each fund:

CHART I shows the three year annual return and average annual return for each fund except the Berkshire Hathaway Class B Unitized Stock Fund. CHART II shows the high and low per share sales prices of Berkshire Class B Common Stock for each quarter of the last three years.

                                    CHART I

---------------------------------------------------------------------------------------------------------
                                                                                       AVERAGE ANNUAL
         Fund Name                     1995             1996            1997        Three (3) Year Return
---------------------------------------------------------------------------------------------------------
Fidelity Asset Manager                 18.16            12.73           22.27             17.65
-----------------------------------------------------------------------------------------------------
Fidelity Asset
 Manager-Growth                        19.95            17.59           26.46             21.28
-----------------------------------------------------------------------------------------------------
Fidelity Asset
 Manager-Income                        16.69             7.81           12.41             12.24
-----------------------------------------------------------------------------------------------------
Fidelity Balanced Fund                  14.9             9.34           23.45             15.75
-----------------------------------------------------------------------------------------------------
Fidelity Equity Income                 31.81            21.02           29.98             27.51
-----------------------------------------------------------------------------------------------------
Fidelity Growth Company                39.61            16.81           18.91              24.7
-----------------------------------------------------------------------------------------------------
Fidelity Intermediate Bond             12.81             3.65            7.57              7.95
-----------------------------------------------------------------------------------------------------
Fidelity Investment Grade
 Bond                                  15.51             3.02            8.91              9.03
-----------------------------------------------------------------------------------------------------
Fidelity Magellan                      36.82            11.69           26.59             24.60
-----------------------------------------------------------------------------------------------------
Fidelity Managed Income
 Portfolio                              6.12             5.95            6.02              6.03
-----------------------------------------------------------------------------------------------------
Fidelity Overseas                       9.06            13.1            10.92             11.01
-----------------------------------------------------------------------------------------------------
Fidelity Retirement Money
 Market                                 5.79             5.31            5.43              5.51
-----------------------------------------------------------------------------------------------------
Fidelity Retirement Gov't
 Money Mkt.                             5.71             5.25            5.38              5.45
-----------------------------------------------------------------------------------------------------
Fidelity Small Cap
 Selector Fund                         26.63            13.63           27.25             22.34
-----------------------------------------------------------------------------------------------------
Spartan U.S. Equity Index              37.18            22.73           33.04             30.84
-----------------------------------------------------------------------------------------------------
Fidelity Emerging Markets
 Fund                                  -3.18            10.0           -40.77            -14.24
-----------------------------------------------------------------------------------------------------
Fidelity Real Estate
 Portfolio                             10.92            36.23           21.39             22.41
-----------------------------------------------------------------------------------------------------
Janus Worldwide Fund                   21.9             26.40           20.48             22.9
-----------------------------------------------------------------------------------------------------
Founders Balanced Fund                 29.41            18.76           16.92             21.57
-----------------------------------------------------------------------------------------------------
Templeton Developing
 Markets Trust I                        0.36            22.51           -9.42             -3.65
-----------------------------------------------------------------------------------------------------
Pimco Global Bond
 (Administrative Class)                22.92            10.33           -0.90             10.36
-----------------------------------------------------------------------------------------------------
Pimco High Yield Fund
 (Administrative Class)                 n/a             11.43           12.94             n/a
-----------------------------------------------------------------------------------------------------
MAS Value Portfolio                    38.75            27.63           23.38             29.6
-----------------------------------------------------------------------------------------------------
Neuberger & Berman Genesis
 Trust                                 27.17            29.9            34.86             30.6
-----------------------------------------------------------------------------------------------------

                                   CHART II
                   BERKSHIRE CLASS B COMMON STOCK PERFORMANCE



      QUARTER                HIGH                  LOW               DIVIDEND
---------------------------------------------------------------------------------------
        Q296*               1220                    990                none
---------------------------------------------------------------------------------------
        Q396                1117                   1005                none
---------------------------------------------------------------------------------------
        Q496                1175                   1036                none
---------------------------------------------------------------------------------------
        Q197                1264                   1088                none
---------------------------------------------------------------------------------------
        Q297                1624                   1197                none
---------------------------------------------------------------------------------------
        Q397                1608                   1377                none
---------------------------------------------------------------------------------------
        Q497                1565                   1400                none
---------------------------------------------------------------------------------------
        Q198                2324                   1526                none
---------------------------------------------------------------------------------------
        Q298                2795                   2184                none
---------------------------------------------------------------------------------------
        Q398                2622                   1893                none
---------------------------------------------------------------------------------------

*  Class B Common Stock was first issued on May 8, 1996.

Each of the Plan's investment funds offers different opportunities and elements of risk. Therefore, you should make your investment choices carefully, on the basis of your own financial goals. More detailed information about each of these investment options is available through the individual fund prospectuses.

VOTING AND TENDERING OF YOUR INVESTMENTS IN THE VARIOUS FIDELITY FUNDS

If all or part of your account is invested in publicly traded mutual funds managed by Fidelity, you have the right to direct the Trustee on how to vote your shares in such funds on all proposals to be voted upon at the annual meetings or special meetings of the funds' shareholders. You will receive a copy of the proxy solicitation material before each meeting, and upon receipt of your voting instructions the Trustee will vote the shares in your account. The Trustee will not vote any shares in your account for which it has not received proper instructions. Likewise in the event of a tender offer, you have the right to direct the Trustee to sell, exchange or transfer mutual shares held in your account in accordance with the terms of the tender offer.

ESOP FEATURE

The Employee Savings and Stock Ownership Plan includes an important feature
called the "ESOP."   The Federal government established certain tax benefits for companies with ESOPs in order to encourage employee stock ownership.

Here's how the ESOP works. The ESOP borrowed $150 million to purchase stock that has been converted into ESOP shares now held by the Plan. These shares will be allocated to employees over about 20 years through the Plan. As General Re contributions to the Plan and stock dividends, if any, are applied to pay back the loan, shares will be allocated to the accounts of eligible employees.

ESOP SHARES
As mentioned, a General Re match will be invested in ESOP shares. The shares are held in trust by an independent Trustee.

DIVIDENDS

The Company has not declared a cash dividend since 1967. The dividends, if any, on ESOP shares allocated to your account will generally be paid in the form of additional ESOP shares which will be allocated to your ESOP account in the Plan. Alternatively, the Plan Administrator may direct that dividends be paid directly to participants in cash within 90 days of the close of the Plan year in which dividends were paid.

ESOP DIVERSIFICATION

The Plan offers qualified participants the opportunity to diversify their ESOP account (which consists of their post-1990 matching and supplemental contributions) among the 25 investment options in the Plan. This opportunity is offered to eligible employees age 55 and older, because diversifying your investments becomes more important as you near retirement and wish to minimize your investment risks.

To qualify for this special provision, you must have reached age 55 and completed at least 10 years of participation in the ESOP portion of the Plan (beginning with the ESOP's effective date of January 1, 1990).

Within 90 days following the year in which you reach age 55 with 10 years of Plan participation, you can direct that up to 25% of your ESOP account be reinvested in one or more of the Plan's 25 investment options or distributed to you. Your election to diversify will be executed within the next 90 days. If less than 25% of your ESOP account is not diversified, you will be given the opportunity again to elect to diversify up to 25% of your ESOP account in the first 90 days of each of the next four calendar years.

Employees who are age 60 and older will be allowed to diversify up to a maximum of 50% of their ESOP account. Your election to diversify must take place within 90 days following the calendar year in which you reach age 60, or during the first 90 days of any subsequent calendar year. Your election to diversify will be executed within the next 90 days after your election period.

Since the ESOP feature was effective January 1, 1990, this provision will not be available to eligible employees until January 1, 2000. Once you have diversified amounts previously invested in your ESOP account, you have the same opportunity to change your investment elections with respect to these funds as you do for your savings.

VOTING AND TENDERING RIGHTS

Your ESOP shares carry the privilege of voting and tendering rights. Your voting rights are based on the number of allocated shares in your account.

You will receive annual reports, proxy statements and voting instructions at the same time they are sent to other shareholders, and you may instruct the Trustee on how to vote ESOP shares on all proposals submitted to the holders of common stock of the Company at the annual meetings or special meetings of the Company's shareholders.

You will vote on various Company matters, such as the election of members of the Board of Directors of the Company. The way you vote your allocated ESOP shares also directs the Plan Trustee as to how to vote the ESOP shares held for future allocation and the ESOP shares of other participants who did not provide timely instructions to the Trustee.

Likewise, in the event of a tender offer for the Class B Common Stock, you shall have the right to direct the Trustee with respect to the sale, exchange or transfer of ESOP shares held in your account as well as with respect to unallocated ESOP shares and shares held in the accounts of other participants who failed to provide timely instructions. As with routine voting, your rights with respect to ESOP shares not held in your account are based on the number of allocated ESOP shares in your account.

Any voting or tendering instructions issued by you will be held confidential by the Trustee and will not be disclosed to your employer, General Re, the Company or any officer or employee thereof, except in the case of a tender to the extent that the consequences of such directions are reflected in reports regularly communicated to such persons by the Trustee in the ordinary cause of the Trustee's performance of its duties under its trust agreement with General Re.

State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02104, the Trustee for the ESOP portion of the Plan, is the fiduciary responsible for insuring the confidentiality of your voting and tendering decisions with regard to ESOP stock.

VESTING

VESTING means your nonforfeitable right to the value of your savings, the General Re match, and supplemental ESOP shares. If you terminate employment without being fully vested, you may forfeit a portion of your General Re match account and supplemental ESOP amount.

If, however, you are partially vested in General Re matching or supplemental ESOP shares when you terminate employment but later return to work for General Re (or an employer participating in the Plan) prior to incurring a five year "break in service" (as defined below) amounts forfeited shall be restored upon your repayment to the Plan of amounts distributed to you. Any repayment must be made within five years of your reemployment date. A break in service for vesting purposes is a 12 month period (beginning with your anniversary date) in which you work 500 hours or less. If you are absent from work or leave by reason of pregnancy or pursuant to a General Re (or other participating subsidiary, if applicable) sponsored family care or adoption policy, you will not be treated as having incurred a break in service for the calendar year in which such leave commenced or in some cases for the next following calendar year.

You are always 100% vested in the value of your own savings, whether made on a pre-tax or after-tax basis.

Your General Re match and supplemental ESOP shares become vested based on your years of service for General Re. A "year of service" is defined as a 12 consecutive month period beginning on your date of hire and each anniversary of that date during which period you work at least 1,000 hours. The schedule below shows you when you will become vested:



      YEARS OF SERVICE                               VESTED PERCENTAGE
-------------------------------------------------------------------------
          2 Years                                         50%
-------------------------------------------------------------------------
          3 Years                                         75%
-------------------------------------------------------------------------
          4 Years                                        100%
-------------------------------------------------------------------------

The General Re match and supplemental ESOP shares are automatically vested when you reach age 65, retire from General Re pursuant to the terms of the Retirement Plan of General Re Corporation and its Affiliates, which, for participants with at least 5 years of service, has a normal retirement age of 65 and an early retirement age of 55, or die while you are an active employee regardless of the number of years of employment you have with General Re.

A special feature provides for full vesting of the General Re match and supplemental ESOP shares if your employment terminates because your office is closed or moved to another location at least 25 miles away. You would qualify for this provision if the closure or relocation caused your employment to be terminated and the termination occurred after the announcement of the closing and not more than two months immediately prior to closure or relocation or within six months after the actual closing or relocation date.

STATEMENT OF YOUR ACCOUNT VALUES

Each quarter, you will receive a statement showing both the value of your account and the investment performance in each of the Plan's Funds. Since your account is valued daily, you may find out the value simply by calling Fidelity at 1-800-354-9736.

CHANGING PLAN ELECTIONS

As a Plan participant, you may make the following changes:

o You may change your current investment election for future contributions, other than General Re matching and ESOP contributions, on a daily basis. Changes must be made in multiples of five percent and will be effective with the next pay period.

o With the exception of the Managed Income Portfolio, you may reallocate existing account balances between funds on a daily basis, subject to certain limits imposed by Fidelity. However, there are restrictions on transfers to and from the Managed Income Portfolio. You may transfer funds out of the Managed Income Portfolio only to the Berkshire Hathaway Class B Unitized Stock Fund, Fidelity Asset Manager, Fidelity Asset Manager-Growth, Fidelity Asset Manager-Income, Fidelity Balanced Fund, Fidelity Equity Income, Fidelity Growth Company, Fidelity Intermediate Bond, Fidelity Investment Grade Bond, Fidelity Magellan, Fidelity Overseas, Fidelity Small Cap Selector Fund, Spartan U.S. Equity Index, Fidelity Emerging Markets Fund, Fidelity Real Estate Portfolio, Janus Worldwide Fund, Founders Balanced Fund, Templeton Developing Markets Trust I, Pimco Global Bond (Administrative Class), Pimco High Yield Fund (Administrative Class), MAS Value Portfolio, or Neuberger & Berman Genesis Trust. If you transfer funds from the Managed Income Portfolio to any of the following Funds, you may not transfer from such Funds for at least six months: Fidelity Retirement Money Market Trust, Fidelity Retirement Government Money Market Fund. If you transfer into the Managed Income Portfolio, you may not transfer out of it for six months.

Transfers are made by calling Fidelity at 1-800-354-9736.

Effective at the beginning of any month, you may increase or decrease the amount of your savings, change the type of your savings (i.e., pre-tax or after-tax), suspend your savings, or resume your savings after a suspension. You will need to contact the General Re Benefits Department for the appropriate forms.

PLAN DISTRIBUTIONS

There are two types of distributions from the Plan. One is an IN-SERVICE WITHDRAWAL; the other is a PLAN PAYOUT UPON TERMINATION, RETIREMENT OR DEATH.
Note: your pre-tax and ESOP account balances are not available for in-service
withdrawals except for reasons of financial hardship.   To receive a Plan
payout, you will need to complete the Instructions for Lump Sum Distribution form, available from the General Re Benefits Department.

LIMITATIONS & PENALTIES ON DISTRIBUTIONS

Since the Plan is intended as a long-term savings vehicle, the U.S. government imposes limitations and penalties on certain distributions. It is important that you understand these restrictions and the penalties that can be imposed, as described below.

TAX PENALTIES

The Federal Government imposes a 10% tax penalty (and certain states also impose a penalty) on the taxable portion of the following in-service withdrawals and Plan payouts taken before age 59 1/2 and Plan payouts:

 o  Pre-tax savings (except for certain medical reasons)

 o  Pre-1990 General Re matching contributions

 o  ESOP account balances (General Re match and supplemental ESOP shares)

 o  All earnings

 o  Rollover account balances

There is no tax penalty applied to distributions at retirement, disability or death. In addition, there is no penalty on Plan payouts that are paid to you if you terminate your service with General Re after you reach age 55, even if you have not yet met the service requirements for early retirement, are paid to an alternate payee pursuant to a QDRO, are rolled over to another qualified plan or IRA (Individual Retirement Account or Individual Retirement Annuity) or are returned to you because they are "excess contributions".

ROLLOVERS AND TAX WITHHOLDING
ROLLOVERS

To avoid the 10% tax penalty and 20% tax withholding requirement, you may roll over your distribution directly into an IRA, or if you leave General Re, another employer's qualified plan that accepts rollovers. Employees who have reached age 70 1/2 can roll over eligible distributions only after they have received the required minimum distribution.

If you roll over all or part of your Plan distribution, the rollover will not be subject to income taxes until you make a withdrawal from the rollover plan. You should keep in mind, however, that if your payment is rolled over into an IRA, you are no longer eligible for a favorable forward averaging tax treatment with respect to a subsequent IRA distribution.

TAX WITHHOLDING

As a general rule, the taxable portion of all Plan distributions is subject to mandatory 20% tax withholding unless you request a direct rollover. In other words, you can take your distribution in two ways. You can have all or a portion of your payment either:

 o  Rolled over directly to the eligible plan of your choice, or

 o  Paid to you.

The choice you make will affect the taxes that are withheld from your distribution and the taxes you owe.

IF YOU CHOOSE TO MAKE A DIRECT ROLLOVER:

 o You must complete the rollover form with the withdrawal application you receive from Fidelity or with the Instructions for Lump Sum Distribution form available from the General Re Benefits Department.

 o You will receive a check for the appropriate rollover amount made payable to an IRA custodian or another employer's qualified plan.

 o The amount rolled over will not be subject to income tax until you withdraw it from the rollover plan.

 o   No income tax will be withheld on the amount directly rolled over.

IF YOU CHOOSE TO HAVE THE PAYMENT PAID TO YOU:

 o You will be paid only 80% of your taxable distribution because the plan administrator is required to withhold 20% of the taxable portion of your distribution and send it to the IRS as income tax withholding to be credited against your taxes.

 o The taxable distribution paid to you will be taxed in the year of the distribution unless you roll it over yourself. The taxes you owe will depend on your individual tax situation. The 10% tax penalty may also apply.

 o If you roll over the taxable portion of your distribution yourself, withholding applies, but the amount rolled over will not be subject to income taxes until you withdraw it from the rollover plan. However, if you want to roll over 100% of a taxable distribution to an IRA or an employer's qualified plan, you must use money from other resources to replace the 20% that is withheld. If you rollover only the 80% that you receive, you will be taxed and penalized on the 20% that is withheld and not rolled over.

 o You have 60 days from the date you receive the distribution to make a rollover.

 o You are not subject to mandatory tax withholding on distributions of less than $200, and may rollover that amount, if desired.

IN-SERVICE WITHDRAWALS

If you withdraw any of your savings, you will not be allowed to make any contributions to the Plan nor will a General Re match be made on your behalf for three months (12 months for hardship withdrawals) following the withdrawal date. Your savings, General Re match and supplemental ESOP shares that remain in your Plan account will continue to share in the Plan's investment experience during the suspension period. You will be notified by the General Re Benefits Department when you are eligible to resume contributing to the Plan. Here are descriptions of the in-service withdrawals that are allowed and the corresponding penalties that apply:

o PRE-TAX SAVINGS -- Before age 59 1/2, you may withdraw your pre-tax savings only for a severe financial hardship. However, the Plan provides the opportunity for you to borrow from your pre-tax account. Generally, a "financial hardship" is defined as an immediate and heavy financial need that cannot be met by other reasonably available resources. You will be required to apply for a maximum withdrawal of all vested withdrawable account balances as well as a maximum loan before a hardship withdrawal will be granted. Once a financial hardship withdrawal is approved, the amount is taxed as ordinary income and, if you have not reached age 59 1/2, a 10% penalty tax is imposed (except in cases where the withdrawal is for certain medical reasons). Also, during the Plan year following the year you make a withdrawal, the amount you can save on a pre-tax basis will be reduced by the amount of pre-tax savings you made in the year you withdraw funds.

After age 59 1/2, you may withdraw your pre-tax savings for any reason. In this case, there is no penalty tax upon withdrawal, just ordinary income tax. You will, however, still be required to apply for the maximum withdrawals permitted from your after-tax, rollover and pre-1990 General Re contribution vested account balances under the Plan prior to being permitted to withdraw your pre-tax savings.

Withdrawals are taken from the Funds in which you are invested on a pro-rata basis.

o Pre-1990 General Re Contributions-You may withdraw your vested pre-1990 General Re contributions and their earnings at any time provided you have applied for the maximum withdrawal from your after-tax and rollover accounts permitted by the Plan. However, the amount of the withdrawal will be taxed as ordinary income. If you make this type of withdrawal before age 59 1/2, the 10% penalty tax will be imposed.

o AFTER-TAX SAVINGS -- You may withdraw all or part of the value of your after-tax savings at any time. Net after-tax savings made before January 1, 1987, and later withdrawn, are not subject to taxation upon withdrawal. However, if you withdraw after-tax savings made on or after January 1, 1987, a portion of your withdrawal will be subject to taxation under the pro-rata rule.

    Under this rule, a withdrawal of post-1986 after-tax savings will be assumed to be made up of both employee savings and earnings - in the same proportion as they exist in your after-tax account - even though you may have enough of your own savings in your account to cover the entire withdrawal. Since earnings are not taxed until withdrawn, this rule requires that you pay some tax each time you withdraw after-tax savings made after 1986.

    For example, assume your post-1986 after-tax account balance is $2,000, of which $400 (or 20%) represents earnings on your savings of $1,600. If you withdraw $1,000, 20% (or $200) of your withdrawal will be considered earnings and will be subject to ordinary income tax. The $200 will also be subject to the 10% penalty tax if you are under age 59 1/2 and the limited exceptions do not apply.

o ESOP MATCH AND SUPPLEMENTAL ESOP AWARDS -- Your ESOP account can only be withdrawn for a severe financial hardship regardless of your age. Hardship withdrawals will be taken from your ESOP Account first and then, if hardship still remains, withdrawals from your pre-tax savings may be permitted. The withdrawal will be subject to income tax and the 10% tax penalty will apply to withdrawals prior to age 59 1/2 (except for certain medical expenses).

o ROLLOVER ACCOUNT -- You may withdraw the value of your rollover account at any time provided you have first made a complete withdrawal of after-tax amounts, if any, from the Plan. The withdrawal will be subject to income tax and withdrawals prior to age 59 1/2 will be subject to the 10% tax penalty.

APPLYING FOR AN IN-SERVICE WITHDRAWAL

To apply for an in-service withdrawal, call Fidelity Investments at 1-800-354-9736 between 8:30 a.m. and 8:00 p.m. EST. You will be connected to a Client Services Representative trained in the policies and procedures of the General Re Employee Savings and Stock Ownership Plan. The Client Services Representative can tell you how much you can withdraw, the amount that is taxable and non-taxable, and assist you in your tax withholding election.

Your check will be mailed directly from Fidelity to your office address within 3
                                                                        --------
business days.
-------------

By law, General Re must withhold 20% of your taxable distribution for income taxes, unless you request a direct rollover be made.

PLAN PAYOUTS UPON TERMINATION OF EMPLOYMENT

When your employment terminates, you have the option of receiving a distribution from the Plan or keeping your money in the Plan. However, if the vested value of your account is $5,000 or less, you will be paid in a single lump sum payment.

Here is a description of Plan payouts before and after age 55.

o BEFORE AGE 55 -- If you leave General Re before you reach age 55, you may elect to receive the current value of all your own savings plus all rollover amounts and vested General Re contributions in one lump sum, less any applicable tax withholding. When you leave General Re before age 55, the taxable portion of the Plan payout is subject to ordinary income tax and may also be subject to a 10% tax penalty, unless you roll the funds over into an individual retirement account (IRA) or another employer's qualified plan. If you should die before age 55, or if certain other limited exceptions apply your payout will be subject to ordinary income tax, but not the 10% penalty tax.

o AFTER AGE 55 -- The full value of your Plan account is payable to you at retirement (age 55 with a minimum five years of service), or to your beneficiary if you should die. If you leave General Re for any other reason, you may elect to receive the current value of all your own savings plus all vested General Re contributions in one lump sum, less any applicable income tax withholding. You will not have to pay the 10% tax penalty.

PAYMENT METHODS

At retirement, disability, or death, you or your beneficiary may elect to receive your distribution either in one lump sum or in installments over a period of up to 15 years or your actuarial life expectancy, whichever is less. If you receive your distribution in a lump sum after age 59 1/2, you may qualify for five-year forward averaging, which can significantly reduce your tax liability. If you were age 50 on January 1, 1986, the law generally makes one election of "10-year forward averaging" (based on 1986 tax rates) available as an alternative.

All payments will be made in cash unless you elect to receive a payout of the Berkshire Unitized Stock Fund or your ESOP account in the form of Class B Common Stock, as described here:

o BERKSHIRE HATHAWAY CLASS B UNITIZED STOCK FUND -- You may elect to receive the value of this Fund's balance in cash or Class B Common Stock. If you elect cash the entire amount is taxed as ordinary income. However, if you elect shares, you will be taxed on the tax basis of the shares determined at the time the units were allocated to your Plan account. At a subsequent sale, you will be taxed on the difference between the tax basis and the sale price. Therefore, taking a distribution in common shares may defer part of your tax liability.

o ESOP ACCOUNT -- You may elect to receive the value of your ESOP account balance in cash or Class B Common Stock. If you elect cash, the entire amount will be taxed as ordinary income. However, if you elect shares, you will be taxed on the tax basis of the shares determined at the time the ESOP shares were allocated to your Plan account. At a subsequent sale, you will be taxed on the difference between the tax basis and the sale price. Therefore, taking a distribution in shares may defer part of your tax liability.

You may also be able to elect to include in the taxable amount eligible for five-year averaging the net unrealized appreciation of any Company stock which is distributed as part of a qualified lump sum distribution. If such an election is not made, appreciation will be taxed as capital gain at the time of a later taxable disposition as discussed above.

TIMING OF PAYMENTS

When you retire or terminate, you may elect to defer your Plan payout until a later date (but no later than April 1 following the year in which you reach age 70 1/2).

For participants who will attain age 70 1/2 after December 31, 1998, Plan distributions must begin no later than April 1 following the later of the year in which you reach age 70 1/2 or the year you retire. If you will attain age 70 1/2 prior to January 1, 1999, distributions must begin by April 1 following the year in which you attain age 70 1/2, even if you are actively employed at the time. You can continue to participate in the Plan even if you have received a distribution.

LOANS

Because of the restrictions on withdrawing pre-tax savings, the Plan provides the opportunity for you to borrow from your pre-tax account and your rollover account after you have been a Plan participant for one year. Employees of certain employers adopting the Plan may not be subject to the one year requirement period. To determine if you are exempt from the one-year waiting period contact the General Re Benefits Department.

There are two types of loans available to you. You may borrow for purposes of purchasing a principal residence (home loan) or you may borrow for any other reason (regular loan). Only one home loan and one regular loan will be permitted to be outstanding at any time. If you have an outstanding loan and wish to apply for a new one of the same type, you must first repay your current loan in full. You may not use the proceeds of the new loan to repay your current loan.

You may borrow from your pre-tax account and rollover account, and you must specify whether the loan is against your pre-tax or rollover account. Amounts for the loan are withdrawn from the funds in which you are invested on a pro-rata basis. The minimum loan amount is $500. The maximum amount you may borrow is 50% of your total vested account balance, up to a maximum of $50,000, but which is reduced by the highest dollar amount owed on a loan under the Plan during the preceding 12 months. The maximum applies to all outstanding loans combined. Loans are granted in $100 increments.

The minimum loan duration is 3 months. Home loans must be repaid within 360 months (30 years) and regular loans must be repaid within 60 months (5 years). Payment periods must be requested in three month increments. Loan applications will be denied if your requested payment period extends beyond the date you reach 70 1/2.

All loans are repayable with interest. The interest rate is equal to the prime rate, as established by Fleet Bank, plus 1%, effective the day you request the loan from Fidelity. Interest on Plan loans is not tax deductible. When you repay your loan, both principal and interest are credited to your account

The sole collateral for a loan is the vested portion of your account.

Under the current rules applicable to Plan loans, if you do not make a loan payment within 90 days of its due date, your loan will be in default. You then will be responsible for immediate payment of the entire amount of the loan's outstanding principal and accrued interest. If you do not pay the entire amount within 60 days after default, the entire amount will be treated as a distribution from your account at that time. This loan distribution will be subject to ordinary income tax and may be subject to a 10% tax penalty. These rules may change, however, to conform with changes in applicable law.

You will be required to take a loan before a hardship withdrawal.

APPLYING FOR A LOAN

To apply for a loan, call Fidelity Investments at 1-800-354-9736 between 8:00 a.m. and 8:30 p.m. EST. You will be connected to a Client Services Representative trained in the policies and procedures of the Plan. The Client Services Representative can tell you how much is available for a loan and what your monthly loan payment amounts will be.

If your request is within the guidelines of the Plan, Fidelity will mail a
                                                                    ------
check, to your office address, within 3 business days.
--------------------- -------------------------------

An application fee of $35.00, as well as a yearly maintenance fee of $15.00, applies to all loans issued after August 1, 1993. These fees apply only if you receive the loan, not if your loan request is denied or you opt not to apply for the loan. The fees will be deducted from your account quarterly, on a pro-rata basis from each investment fund.

REPAYING YOUR LOAN

Loans are repaid by automatic payroll deduction from the first paycheck of every month after you receive the proceeds from your loan.

You may pay the outstanding balance of your loan in full at any time. You may not make partial payments or additional monthly payments. If you are requesting a new loan, Fidelity must receive full payment for the old loan before you can apply for a new loan. Loan repayment checks should be made payable to FIDELITY INVESTMENTS. If you terminate your employment or retire, even if you elect to delay receipt of your Plan account balance you must pay your loan either in full or continue to make the pre-established monthly payments. If you should die before your loan is repaid, the remaining loan balance will be part of the taxable distribution or your beneficiary can repay the loan by check.

CONTRIBUTION LIMITATIONS & OTHER TAXES

CONTRIBUTION LIMITATIONS

Federal tax laws impose certain limitations on contributions made to company-sponsored savings plans such as the Plan. The following limitations apply:

PRE-TAX SAVINGS - although the Plan permits contributions of up to 16% of your
----------------
pay on a pre-tax basis, Federal tax law limits the dollar amount of your annual pre-tax contributions. The amount is indexed for inflation and adjusted in $500 increments. (The dollar limit for 1999 is set at $10,000). However, you may still be able to contribute beyond the dollar limit on an after-tax basis. Pre-tax contributions that exceed the dollar limit will be taxed in the year contributed; related earnings will be taxed in the year distributed. These excess contributions and related earnings will be returned to you by April 15 of the following calendar year. If, however, you exceed the dollar limit because pre-tax contributions are made to more than one tax-qualified plan, the excess paid will not be distributed from the Plan unless notice is received by the General Re Benefits Department no later than March 1. If the amount that exceeds the dollar limit is not returned to you by April 15th, and cannot be deemed an after-tax contribution by you, it will be taxable in the year to which the excess deferrals relate and will be taxed again upon distribution.

ALL CONTRIBUTIONS - Federal tax law also imposes an annual limit (currently the
-----------------
lesser of $30,000 or 25% of your compensation) per individual, which applies to all contributions to the Plan (pre-tax, after-tax and General Re contributions are counted). Rollover contributions, if any, are not counted for purposes of this limit. This provision of the law is referred to as Section 415 of the Code. If you are affected by this limit, you will be notified.

In addition, Federal tax law has set a maximum pay level which can be used for retirement plan purposes. In 1999, the maximum is $160,000. The amount is adjusted for inflation by the Federal government, but only in $ 10,000 increments.

BALANCE OF PARTICIPATION - Federal tax law requires that the Plan satisfy a
-------------------------
complex set of rules in order to assure a fair mix of pre-tax contributions from all eligible employees at all earnings levels. To maintain the proper balance, it may be necessary from time to time, to limit the pre-tax savings made by highly compensated employees. If you are in this category and your savings must be limited, or excess contributions must be returned to you, you will be notified and will receive a distribution of your excess contributions which will be subject to tax.

A similar test applies to after-tax savings and General Re matching contributions. You will be notified if you are affected.

OTHER TAXES THAT MAY APPLY
MINIMUM DISTRIBUTION RULES APPLICABLE
-------------------------------------

If your benefit payment does not commence by April 1 of the appropriate calendar year, you may be subject to a 50% excise tax on the amount required to be distributed but not properly distributed.

When you retire or terminate, you may elect to defer your Plan payout until a later date (but no later than April 1 following the year in which you reach age 70 1/2).

For participants who will attain age 70 1/2 after December 31, 1998, Plan distributions must begin no later than April 1 following the later of the year in which you reach age 70 1/2 or the year you retire. If you will attain age
70 1/2 prior to January 1, 1999, distributions must begin by April 1 following the year in which you attain age 70 1/2, even if you are actively employed at the time. You can continue to participate in the Plan even if you have received a distribution.

ESTATE TAX
----------

The value of amounts distributable from the Plan as a result of the death of a participant or a former participant may be includable in full in the participant's estate for Federal estate tax purposes, but affected employees are advised to consult their tax advisors in this regard. Amounts payable to a deceased participant's spouse may be eligible for the Federal estate tax marital deduction and may otherwise qualify to be rolled over by the spouse into an IRA. Amounts distributed to the beneficiary (other than the deceased participant's spouse) or the estate of a participant generally will be treated in substantially the same way for federal income tax purposes as if distributed to the participant after termination of employment, except that such amounts do not qualify for rollover treatment unless the recipient is the participant's spouse. Again, however, you should consult your tax advisor for a full understanding of the potential estate tax consequences of your Plan benefits.

CAPITAL STOCK

THIS SECTION EXPLAINS YOUR RIGHTS AS A SHAREHOLDER OF CLASS B COMMON STOCK

The authorized capital stock of the Company includes 55,000,000 shares of Berkshire Hathaway Inc. Class B Common Stock, par value $0.1667 per share.

Holders of Class B Common Stock are entitled to one two-hundredth (1/200th) of a vote, for each share held of record on all matters submitted to a vote of the Company's stockholders. Holders of Class B Common Stock are also entitled to dividends equal to one-thirtieth (1/30th) of the amount per share declared for each share of the Company's Class A Common Stock. Holders of Class B Common Stock do not have preemptive or conversion rights with respect to this Class B Common Stock.

Upon a liquidation, dissolution or winding up of the Company, holders of Class B Common Stock are entitled to share ratably and receive one-thirtieth (1/30th) of any amount per share received by holders of the Company's Class A Common Stock with respect to assets remaining after the payment of the Company's liabilities.

The above summary of certain terms of the Class B Common Stock does not purport to be complete and is subject to and qualified by, the provisions of applicable law and the Company's Certificate of Incorporation.

IMPORTANT ADMINISTRATIVE INFORMATION
Other important administrative facts are included in the table that follows this section.



-----------------------------------------------------------------------------------------------------------------------------------
Plan Name                  Plan No.          Type of Plan         Plan Year                          Administrator
                                                                                                     and/or Plan Trustee
------------------------------------------------------------------------------------------------------------------------------------

Employee Savings
 & Stock                        333           Defined             Jan. 1 - Dec. 31                      General Re Corp.
 Ownership Plan                               Contribution                                              P.O. Box 10351
                                              (Savings/ESOP)                                            Stamford, CT
                                                                                                        06904-2351
                                                                                                        203-328-5000

                                                                                                        Trustees:
                                                                                                        Savings:
                                                                                                        Fidelity
                                                                                                        Investment
                                                                                                        Management Co.
                                                                                                        82 Devonshire St.
                                                                                                        Boston, MA
                                                                                                        02109

                                                                                                        ESOP:
                                                                                                        State Street Bank
                                                                                                        & Trust Company
                                                                                                        P.O. Box 5259
                                                                                                        Boston, MA
                                                                                                        02101
====================================================================================================================================


====================================================================================================================================

  PLAN INSURER/CLAIMS         AGENT FOR SERVICE OF                    PLAN FUNDING            PAYMENT OF PLAN BENEFITS
     ADMINISTRATOR               LEGAL PROCESS
====================================================================================================================================
Plan Administrator:
General Re Corporation        Charles F. Barr                     Company and employee            Plan benefits paid by
                              Vice President, General             contributions are               the Plan Trustee
                              Counsel & Secretary                 submitted to Trustees
                              General Re Corporation
                              P.O. Box 10351
                              Stamford, CT
                              06904-2351
====================================================================================================================================


ADMINISTRATIVE FACTS

ADMINISTRATIVE FACTS

This section contains important administrative information about the Plan. It includes your legal rights as a participant in the Plan, including the procedures to follow if you wish to have a claim for benefits reviewed.

FORMS & PROCEDURES TO OBTAIN BENEFITS

Your or your beneficiary must file the appropriate forms to receive any benefits or take any other action under the Plan. All forms required to take any action under the Plan are available through the General Re Benefits Department. All completed forms must be submitted to the appropriate location.

CLAIMS APPEALS

If an application for benefits is denied in whole or in part, you or your beneficiary will receive notification from the Claims or Plan Administrator as listed in the charts at the end of this section within 90 days (or 180 days if unusual circumstances exist).

The notice will include the reasons for the denial with reference to the specific Plan provisions on which the denial was based, a description of any information needed to process the claim and an explanation of the claim review procedures.

Within 60 days after receiving the denial, you or your beneficiary may submit a written request for the reconsideration of the claim to the Claims or Plan Administrator. Any such request should be accompanied by documents or records in support of the appeal. You or your beneficiary may review pertinent documents and submit issues and comments in writing.

The Claims or Plan Administrator will respond within 60 days (or 120 days under special circumstances) after receipt of the appeal, explaining the reasons for the decision, again with reference to the specific Plan provisions on which that decision is based.

The Plan Administrator or fiduciary has the right and discretionary authority to interpret the provisions of the Plan and determine eligibility. These decisions are conclusive and binding.

LEGAL PROCESS

If you believe you have been improperly denied a benefit under the Plan after exhausting the claims and appeals procedures, you have the right to serve legal process. Any legal process relating to the Plan should be directed to the Plan's agent for service of legal process. Legal process may also be served upon the Plan Trustee or the Plan Administrator.

FUTURE OF THE PLAN

Although General Re expects to continue the Plan indefinitely, it necessarily reserves the right to amend, modify or discontinue the Plan and to implement changes at any time, and for any reason, at the sole determination of General Re.

The authority to amend, modify, revoke or terminate the Employee Savings and Stock Ownership Plan rests ultimately with General Re Corporation's Board of Directors.

If the Plan is terminated, you will be fully vested in your rights under the Plan to the extent funded.

General Re's decision to terminate or amend the Plan may be due to changes in federal or state laws governing employee benefits, the requirements of the Internal Revenue Code or ERISA, or any other reason. A Plan change may transfer Plan assets and debts to another Plan or split a Plan into two or more parts.

If General Re does change or terminate the Plan, it may decide to set up a different plan providing similar or different benefits.

The amount and form of any final benefit you receive will depend on any Plan document or contract provisions affecting the Plan and General Re decisions. After all benefits have been paid and other legal requirements have been met, certain remaining Plan assets will be turned over to General Re and others will be distributed to Plan participants in accordance with the requirements of law.

In addition, under current tax laws, the Employee Savings and Stock Ownership Plan is required to contain provisions that will go into effect if the Plan becomes "top heavy". A benefit Plan is considered top heavy if the present value of the account balances for certain key employees exceeds 50% of the account balances of all employees. Because of the large number of General Re employees at all levels who participate in the Employee Savings and Stock Ownership Plan, it is very unlikely that the Plan will become top-heavy. If it does, however, General Re will take certain steps to correct the situation: the vesting schedule will be accelerated, certain additional minimum benefits will be provided to participants, and an overall limit on compensation taken into account will apply. A more detailed explanation of these provisions will be provided if and when the Plan becomes top-heavy.

ABOUT GENERAL RE'S ROLE

General Re cannot advise you with regard to legal, tax or investment considerations relative to the benefit program. Therefore, if you have questions pertaining to financial planning relative to your benefits, you should seek advice from a personal advisor.

EMPLOYER

The Plan is established and maintained by the General Re Corporation, Financial Centre, Stamford, Connecticut. Benefits are provided under the Plan for employees of participating affiliates of General Re Corporation.

References in this Prospectus to "General Re" are references to the appropriate employer in the General Re Group providing Plan benefits. A complete list of employers whose employees participate in the Plans may be obtained by participants and beneficiaries upon written request to the Plan Administrator.

PLAN DOCUMENTS

This Prospectus summarizes the key features of the Plan. Complete details of the Plan can be found in the official Plan documents and trust agreements (as applicable) which legally govern the operation of the Plan.

All statements made in this Prospectus are subject to the provisions and terms of those documents. Copies of those documents, as well as the latest annual reports of Plan operations and Plan descriptions, as filed with the Internal Revenue Service and the U.S. Department of Labor, are available for your review any time during normal working hours in the General Re Benefits Department.

Upon written request to the Plan Administrator, at the addresses shown in the charts at the end of this section, copies of any of these documents will be furnished to a Plan participant or beneficiary within 30 days at a nominal charge. In addition, once a year you will receive a copy of the summary annual reports of the Plans' financial activities at no charge.

In the event of a conflict between the official Plan documents and the summaries in this Prospectus, the Plan documents are controlling.

YOUR RIGHTS UNDER ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that Plan participants shall be entitled to:

o Examine, without charge, at the Plan Administrator's office, all Plan documents -- including pertinent insurance contracts, trust agreements, annual reports and other documents filed with the Internal Revenue Service and the U.S. Department of Labor.

o Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

o Receive a summary annual report of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.


In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

Another one of your rights relates to the claim appeal procedures described earlier -- i.e., the right to receive written notice if your claim for benefits should, for any reason, be denied in whole or in part, plus the right to have your claim reconsidered. Neither General Re nor any person can discharge you or otherwise discriminate against you in any way to prevent you from obtaining benefits from a Plan or exercising your rights under ERISA.

Because your rights under ERISA are protected by law, you can also file suit if the need ever arises. For example, if the Plan Administrator should fail to furnish within 30 days any documents you have requested in writing, you can file suit in a federal court. The court may require the Plan Administrator to pay you up to $100 for each day's delay until the materials are received, unless the documents were not sent because of matters beyond the Plan Administrator's control.

You can also seek assistance from the U.S. Department of Labor or file suit in a federal court if you believe a fiduciary has misused Plan funds or if your rights under the law are interfered with. Legal action can also be taken in either a state or federal court if you believe you have been improperly denied a benefit.

The court will decide who pays court costs and legal fees. If you are successful, the other party may have to pay. But, if you lose -- because, for example, your case is considered frivolous -- you may have to pay all these costs and fees on your own.

If you have any questions about the Plan, contact the General Re Benefits Department. If you have any questions about your rights under ERISA, you can contact the nearest area office of the Pension and Welfare Benefits Administration, United States Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

EMPLOYER IDENTIFICATION NUMBER
The employer identification number assigned to General Re Corporation is 06-1026471.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered hereby.


                             PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus are being offered to eligible persons under the Plan. Certain provisions of the Plan are described above under "General Information about the Plan."


                                 LEGAL MATTERS

     The validity of the Shares has been passed upon by Munger, Tolles & Olson LLP, Los Angeles, California, as counsel for the Company. Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is a director of the Company. He and other attorneys in such firm beneficially own an aggregate of less than 1% of the outstanding common stock of the Company. The compliance of the Plan with the provisions of ERISA has been passed upon by Winthrop, Stimson, Putnam and Roberts, as counsel for General Re Corporation.


                                    EXPERTS

     The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company can be read and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains the reports, proxy and information statements and other information concerning the Company, which files electronically with the SEC. The Class B Common Stock is quoted for trading on the New York Stock Exchange, and, accordingly, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. A copy of the Registration

Statement may be inspected, without charge, at the offices of the SEC in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Room of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of charges prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows the Company to "incorporate by reference" certain information into this Prospectus, which means that the Company may disclose certain information to you by referring you to another document filed with the SEC. The Company is incorporating by reference the following documents previously filed with the SEC:

     (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998;

     (iii) the description of the Company's Class B Common Stock included in the
           Registration Statement on Form 8-A       dated April 1, 1996;

     (iv)  the Company's Current Report on Form 8-K filed on June 26, 1998;

     (v) the information under the heading "Unaudited Pro Forma Combined Condensed Financial Statements" at pages 59-63 of the Joint Proxy Statement/Prospectus dated August 12, 1998 included in Amendment No. 1 to the Companyss Registration Statement on Form S-4 dated August 12, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement set forth in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus, except the exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written requests for such copies should be directed to Forrest N. Krutter, Berkshire Hathaway Inc., 1440 Kiewit Plaza, Omaha, Nebraska 68131. Telephone requests for such copies should be directed to Forrest N. Krutter at (402) 346-1400.

     Copies of the Company's Annual Report to Shareholders for the year ended December 31, 1997 have been or will be delivered with this Prospectus to each Plan participant.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The following expenses of this offering will be borne by the Company:*


 SEC Registration Fee.................................................   $    0
 Legal Fees and Expenses..............................................    3,500
 Accounting Fees and Expenses.........................................    5,000
 Miscellaneous........................................................      500
                                                                         ------
     Total............................................................   $9,000
                                                                         ======
----------------------------------------

*  All amounts other than the SEC registration fee are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Section 10 of the Company's By-Laws provides that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify directors and officers of the Company from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Additionally, as permitted by said Section and the Company's By-Laws, the Company has entered into indemnification agreements with each of its directors and officers. The description of such indemnification agreements under the caption "Summary of the Indemnification Agreements" on page 9 of the Company's definitive proxy statement for its May 19, 1987 Annual Meeting of Stockholders, Commission File No. 0-7413, is incorporated herein by reference.

  As permitted by Section 102 of the General Corporation Law of Delaware, the Company's Restated Certificate of Incorporation includes as Article Tenth thereof a provision eliminating, to the extent permitted by Delaware law, the personal liability of each director of the Company to the Company or any of its shareholders for monetary damages resulting from breaches of such director's fiduciary duty of care.

ITEM 16.  EXHIBITS.


Exhibit Number      Description of Document
---------------     -----------------------

 2 Agreement and Plan of Mergers, dated as of June 19, 1998, by and between Berkshire Hathaway Inc. and General Re Corporation (incorporated by reference to Exhibit 1 to Berkshire's Current Report on Form 8-K filed on June 26, 1998, File No. 1-10125).

 4 Employee Savings and Stock Ownership Plan of General Re Corporation and its Domestic Subsidiaries.

 5.1    Opinion of Munger, Tolles & Olson LLP.

 5.2    Opinion of Winthrop, Stimson, Putnam & Roberts.

 23.1   Consent of Deloitte & Touche LLP.

 23.2   Consent of Munger, Tolles & Olson LLP (contained in Exhibit 5.1).

 23.3   Consent of Winthrop, Stimson, Putnam & Roberts (contained in Exhibit
        5.2).

 24     Power of attorney (see page II-4).


ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
           (or the most recent post-effective amendment thereof) which, individually or in the aggregate,represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANTS CERTIFY THAT THEY HAVE REASONABLE GROUNDS TO BELIEVE THAT THEY MEET ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAVE DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OMAHA, STATE OF NEBRASKA, ON DECEMBER 16, 1998.

BERKSHIRE HATHAWAY INC.                      NBH, INC.

By            /s/ Marc D. Hamburg            By   /s/ Marc D. Hamburg
  ------------------------------------         --------------------------------
              Marc D. Hamburg                         Marc D. Hamburg

Vice President and Chief Financial Officer   Vice President and Chief Financial
                                             Officer




                               POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Warren E. Buffett, Charles T. Munger and Marc D. Hamburg, or any one of them, each with full power of substitution and resubstitution, such person's true and lawful attorney-in-fact and agent, in such person's name and on such person's behalf, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.




SIGNATURE                                  Title                                                          Date
----------                                 -----                                                          ----
/s/ Warren E. Buffett                      Chairman of the Board and Director (principal                  December 16, 1998
-------------------------------            executive officer) of Berkshire Hathaway Inc.
Warren E. Buffett                          and of NBH, Inc.

/s/ Marc D. Hamburg                        Vice President and Chief Financial Officer                     December 16, 1998
-------------------------------            (principal financial officer) of Berkshire
Marc D. Hamburg                            Hathaway Inc. and of NBH, Inc.

/s/ Daniel J. Jaksich                      Controller (principal accounting officer) of                   December 16, 1998
-------------------------------            Berkshire Hathaway Inc. and of NBH, Inc.
Daniel J. Jaksich

/s/ Charles T. Munger                       Vice-Chairman of the Board and Director of                    December 16, 1998
-------------------------------             Berkshire Hathaway Inc. and of NBH, Inc.
Charles T. Munger

/s/ Susan T. Buffett                        Director of Berkshire Hathaway Inc. and of                    December 16, 1998
-------------------------------             NBH, Inc.
Susan T. Buffett

/s/ Malcolm G. Chace                        Director of Berkshire Hathaway Inc. and of                    December 16, 1998
-------------------------------             NBH, Inc.
Malcolm G. Chace

/s/ Walter Scott, Jr.                       Director of Berkshire Hathaway Inc. and of                    December 16, 1998
-------------------------------             NBH, Inc.
Walter Scott, Jr.

/s/ Howard G. Buffett                       Director of Berkshire Hathaway Inc. and of                    December 16, 1998
-------------------------------             NBH, Inc.
Howard G. Buffett

/s/ Ronald L. Olson                         Director of Berkshire Hathaway Inc. and of                    December 16, 1998
-------------------------------             NBH, Inc.
Ronald L. Olson